Exhibit 4.2

PHOTRONICS, INC.

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

First Supplemental Indenture

Dated as of September 16, 2009

Supplemental to Indenture

Dated as of September 16, 2009

5.50% Convertible Senior Notes due 2014

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of September 16, 2009, between Photronics, Inc., a Connecticut corporation (the “Company”), having its principal office at 15 Secor Road, Brookfield, CT 06804 and The Bank of New York Mellon Trust Company, N.A a national banking association, as Trustee (the “Trustee”), having its Corporate Trust Office at 222 Berkeley Street, 2nd Floor, Boston, MA 02116.

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 16, 2009 (the “Base Indenture”), providing for the issuance from time to time of its debt securities in one or more series;

WHEREAS, Section 901(6) of the Base Indenture provides that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 thereof;

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 5.50% Convertible Senior Notes due 2014, in an initial aggregate principal amount of $57,500,000;

WHEREAS, the Company proposes by this First Supplemental Indenture to supplement and amend the Base Indenture to provide for the form, terms and other provisions of the Notes as a separate series of Securities to be issued under the Indenture, and to supplement and amend the Base Indenture to provide for provisions that apply only to the Notes (and not to any other series of Securities);

WHEREAS, all acts and things necessary to duly authorize and reserve for issuance shares of Common Stock issuable upon the conversion of the Notes have been done and performed; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and legal obligations of the Company, and to constitute this First Supplemental Indenture a valid and legally binding agreement of the Company, have been done and performed, and the execution of this First Supplemental Indenture and the issuance of the Notes have in all respects been duly authorized;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. For all purposes of the Base Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) any term that is defined in both the Base Indenture and this First Supplemental Indenture shall have the meanings assigned to such term in this First Supplemental Indenture except that the term “Stated Maturity” shall have the meaning assigned to it in this Article 1 for purposes of this First Supplemental Indenture, but for purposes of the Base Indenture shall have the meaning assigned to it therein;

(iii) any capitalized term that is used in this First Supplemental Indenture but not defined herein shall have the meaning specified in the Base Indenture;

(iv) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(v) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(vi) as used in this First Supplemental Indenture, the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Interest” means all amounts of additional interest, if any, payable pursuant to Section 3.07(a).

“Additional Notes” has the meaning specified in Section 2.03.

“Additional Shares” has the meaning specified in Section 4.07.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company as they exist on the date of this First Supplemental Indenture or any other shares of Capital Stock of the Company into which the Common Stock shall be reclassified or changed, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, common equity interests or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.

“Conversion Agent” means the Trustee or such other office or agency designated by the Company where Notes may be presented for conversion.

“Conversion Date” has the meaning specified in Section 4.02(a).

“Conversion Notice” has the meaning specified in Section 4.02(a).

“Conversion Price” means $1,000 divided by the Conversion Rate, subject to adjustment as set forth herein.

“Conversion Rate” means initially 196.7052 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Custodian” means The Bank of New York Mellon Trust Company, N.A., as custodian with respect to the Notes in global form, or any successor entity.

“Depositary” means DTC until a successor Depositary shall have become such pursuant to the applicable provisions of this First Supplemental Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“DTC” means The Depository Trust Company.

“effective date” has the meaning specified in Section 4.04.

“Effective Date” has the meaning specified in Section 4.07(b).

“Ex-Dividend Date” means, for the purposes of Section 4.04, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

“Expiration Date” has the meaning specified in Section 4.04(e).

“Expiration Time” has the meaning specified in Section 4.04(e).

“Final Prospectus Supplement” means the final prospectus supplement dated September 10, 2009 relating to the Notes.

“Fundamental Change” means the occurrence of any of the following events at any time after the first time that Notes are originally issued under the Indenture:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, the Subsidiaries of the Company or the employee benefit plans of the Company or its Subsidiaries files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act accurately disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Capital Stock representing more than 50% of the voting power of all outstanding classes of the Company’s Capital Stock entitled to vote generally in the election of the Company’s directors;

(2) the consummation of any share exchange, consolidation or merger of the Company with or into any other Person pursuant to which Common Stock will be converted into cash, securities, or other property, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of the consolidated assets of the Company and its Subsidiaries substantially as an entirety to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of the Company’s directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in elections of directors of the continuing or surviving person or transferee or the parent thereof immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity;

(3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(4) the Common Stock (or other common stock into which the Notes are then convertible pursuant to the terms of this First Supplemental Indenture) ceases to be listed on The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or the New York Stock Exchange (or any of their respective successors).

Notwithstanding the foregoing, it shall not be a Fundamental Change and the Holders will not have the right to require the Company to purchase any Notes under Section 5.01 upon the occurrence of any transaction described in clauses (1) or (2) above if at least 90% of the consideration received or to be received by holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the Fundamental Change consists of Publicly Traded Securities and, as a result of this transaction or transactions, the Notes become convertible into such Publicly Traded Securities and any other consideration received in connection with such transaction, excluding cash payments for fractional shares.

“Fundamental Change Company Notice” has the meaning specified in Section 5.01(b).

“Fundamental Change Purchase Date” has the meaning specified in Section 5.01(a).

“Fundamental Change Purchase Notice” has the meaning specified in Section 5.01(a).

“Fundamental Change Purchase Price” has the meaning specified in Section 5.01(a).

“GAAP” means generally accepted accounting principles set forth in FASB Accounting Standards Certification and rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws.

“Global Note” means a Note in global form registered in the Security Register in the name of a Depositary or a nominee thereof.

“Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture and, if further amended or supplemented as herein provided, as so amended and supplemented.

“Initial Notes” has the meaning specified in Section 2.03.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes, including Additional Interest, if any, payable pursuant to Section 3.07.

“Interest Payment Date” means each April 1 and October 1 of each year, beginning April 1, 2010.

“Last Reported Sale Price” means, on any Trading Day, the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices of the Common Stock, or, if more than one in either case, the average of the average bid and the average ask prices of the Common Stock) on that Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” will be the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant Trading Day as reported by Pink Sheets LLC or a similar organization selected by the Company for this purpose. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from one nationally recognized independent investment banking firm selected by the Company for this purpose.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change pursuant to clause (1) or (2) of the definition of Fundamental Change (determined after giving effect to any exceptions or exclusions to such definition, but without regard to the exception in subclause 2(a) of the definition of Fundamental Change).

“Merger Event” has the meaning specified in Section 4.05.

“Notes” has the meaning specified in Section 2.01 hereof and includes any Note or Notes, as the case may be, authenticated and delivered under this First Supplemental Indenture, including any Global Note.

“open of business” means 9:00 a.m. New York City time.

“Paying Agent” means any Person (including the Company) authorized by the Company to pay the principal amount of, and interest on, or the Fundamental Change Purchase Price of any Notes on behalf of the Company. The Bank of New York Mellon Trust Company, N.A., shall initially be the Paying Agent.

“Publicly Traded Securities” means shares of common stock which are traded on a United States national securities exchange, or, with respect to a transaction that otherwise would be a Fundamental Change, which will be so traded when issued or exchanged in connection with such transaction.

“Record Date” means, for the purposes of Section 4.04, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), whether or not a Business Day.

“Reference Property” has the meaning specified in Section 4.05.

“Regular Record Date” means, with respect to the payment of interest on the Notes, the Close of Business on the March 15 or September 15, as the case may be, immediately preceding the relevant Interest Payment Date.

“Significant Subsidiary” has the meaning given to such term in Rule 1-02(w) of Regulation S-X under the Securities Act as in effect on the first date that Notes are originally issued under the Indenture.

“Spin-Off” has the meaning specified in Section 4.04(c).

“Stated Maturity” has the meaning specified in Section 2.04.

“Stock Price” has the meaning specified in Section 4.07(b).

“Trading Day” means a day during which (i) trading in securities generally occurs on The Nasdaq Global Select Market or, if the Common Stock is not then listed on The Nasdaq Global Select Market, the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not then listed or admitted for trading on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) a Last Reported Sale Price is available on such securities exchange or market. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Valuation Period” has the meaning set forth in Section 4.04(c).

ARTICLE 2

THE NOTES

Section 2.01. Designation of Notes; Establishment of Form. This First Supplemental Indenture provides for a series of Securities titled “5.50% Convertible Senior Notes due 2014” of the Company (referred to herein as the “Notes”), and the form thereof shall be substantially as set forth in Annex A hereto, which is incorporated into and shall be deemed a part of the Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Notes, as evidenced by their execution of the Notes.

Section 2.02. Ranking; Senior Securities. The Notes shall be senior Securities, and Article Sixteen of the Base Indenture shall not apply to the Notes.

Section 2.03. Amount. The Trustee shall initially authenticate and deliver $57,500,000 aggregate principal amount of Notes upon a Company Order for the authentication and delivery of Notes, without any further action by the Company. The Company may, without the consent of the Holders of the Notes, issue additional Notes (“Additional Notes”) under the Indenture with the same terms as the Notes initially issued as of the date of this First Supplemental Indenture (the “Initial Notes”) in an unlimited principal amount, provided that no Additional Notes shall be issued unless such Additional Notes are fungible with the Notes initially issued under the Indenture for U.S. federal income tax purposes. The Initial Notes and any Additional Notes will be treated as a single series of Securities for all purposes under the Indenture.

Section 2.04. Stated Maturity. The date on which the principal of the Notes is due and payable, unless earlier converted, accelerated or purchased pursuant to the Indenture, shall be October 1, 2014 (the “Stated Maturity”).

Section 2.05. Interest. The Notes shall bear interest in accordance with the provisions set forth in the form of Note attached as Annex A.

Section 2.06. Redemption; Sinking Fund.

(a) The Notes are not redeemable by the Company prior to Stated Maturity.

(b) There shall be no sinking fund for the retirement of the Notes.

Section 2.07. Form and Denomination; Currency.

(a) The Notes shall be Registered Securities and initially be issued in global form as Global Notes without interest coupons.

(b) Each Note shall be in the denomination of $2,000 and multiples of $1,000 in excess thereof.

(c) All obligations of the Company in respect of principal, interest or any other amount owing shall be payable in United States dollars.

Section 2.08. Conversion. The Notes shall be convertible in accordance with the provisions set forth in the Notes and this First Supplemental Indenture, including, without limitation, Article 4 hereof.

Section 2.09. No Defeasance. Article Fourteen of the Base Indenture shall not apply to the Notes.

Section 2.10. Paying Agent; Conversion Agent. The Company initially appoints the Trustee as Paying Agent and Conversion Agent. The Company may appoint one or more additional Paying Agents and one or more additional Conversion Agents in accordance with the Indenture. The Company shall maintain an office or agency where Notes may be presented for purchase or payment (which shall be the office of the Paying Agent) and an office or agency where Notes may be presented for conversion (which shall be the office of the Conversion Agent).

Section 2.11. Global Notes; Book Entry Form. So long as the Notes are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, and except as set forth in Section 305 of the Base Indenture, all of the Notes will be represented by one or more Global Notes. A Global Note may not be transferred as a whole or in part except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Except as provided in Section 305 of the Base Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered holders of such Global Note. The transfer and exchange of beneficial interests in any such Global Note shall be effected through the Depositary in accordance with the procedures of the Depositary therefor.

ARTICLE 3

AMENDMENTS TO THE BASE INDENTURE

Section 3.01. Provisions Applicable Only to Notes. The provisions contained in this First Supplemental Indenture shall apply to the Notes only and not to any other series of Security issued under the Base Indenture and any covenants provided herein are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Securities issued under the Base Indenture. These amendments shall be effective for so long as there remain any Notes Outstanding. Any provisions contained in the Base Indenture relating to any Bearer Security, insofar as such provisions pertain to the Notes, shall for purposes of the Indenture be deleted from the Indenture and have no force or effect herein.

Section 3.02. Additional Events of Default. In addition to the Events of Default set forth in Section 501 of the Base Indenture an Event of Default with respect to the Notes shall also mean any of the following:

(a) failure by the Company to pay the Fundamental Change Purchase Price, when such payment becomes due and payable;

(b) failure by the Company to pay Additional Interest and the continuance of such failure for a period of 30 days;

(c) failure by the Company to comply with its obligation to convert the Notes upon the exercise of a Holder’s conversion right and the continuance of such failure for a period of five days following the scheduled settlement date for such conversion;

(d) failure by the Company to perform or observe any of the covenants or agreements in the First Supplemental Indenture with respect to the Notes (other than a covenant or agreement a default in whose performance is specifically dealt with in Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 3.02(e) or Section 3.02(f)) and such failure continues for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(e) failure by the Company to provide a Fundamental Change Company Notice when due;

(f) failure by the Company to provide notice of the Effective Date of the Make-Whole Fundamental Change when due;

(g) default by the Company or any of its Significant Subsidiaries that results in the acceleration of maturity with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed having a principal amount in excess of $10,000,000 in the aggregate of the Company and/or any Significant Subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created; provided that any such event of default shall be deemed cured and not continuing upon payment of such indebtedness or rescission of such declaration;

(h) a final judgment for the payment of $10,000,000 or more (excluding any amounts covered by insurance) rendered against the Company or any Significant Subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(i) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of a Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law, (ii) a decree or order adjudging a Significant Subsidiary of the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Significant Subsidiary of the Company under any applicable federal, state or foreign law or (iii) an appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of a Significant Subsidiary of the Company or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; and

(j) the commencement by a Significant Subsidiary of the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of a Significant Subsidiary of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of a Significant Subsidiary of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by a Significant Subsidiary of the Company in furtherance of any such action.

Section 3.03. Automatic Acceleration on Bankruptcy. If an Event of Default specified in Section 3.02(i) or Section 3.02(j) occurs or an Event of Default specified in Section 501(5) or 501(6) of the Base Indenture occurs, the principal amount and accrued interest on all the Notes shall be due and payable immediately without the need for any action or notice by the Trustee or the Holders of the Outstanding Notes under Section 502 of the Base Indenture.

Section 3.04. The Trustee. In addition to those matters set forth in Section 602 of the Base Indenture, with respect to the Notes only, the following additional provisions shall apply to the Trustee:

(i)	The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(ii)	The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this First Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(iii)	Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.

(iv)	Neither the Trustee nor any clearing system through which the Notes are traded shall have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange or purchase, as applicable, or minimum denominations imposed hereunder or under applicable law or regulation with respect to any transfer, exchange or purchase, as applicable, of any interest in any Note.

(v)	The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, of the State of New York. Furthermore, the Trustee may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction or the State of New York or if, in its opinion based upon such legal advice, it would not have the power to do the relevant thing in that jurisdiction by virtue of any applicable law in that jurisdiction or in the State of New York or if it is determined by any court or other competent authority in that jurisdiction or in the State of New York that it does not have such power.

(vi)	The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

(vii)	In no event shall the Trustee be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 3.05. Amendments; Waiver. (a) In addition to those matters set forth in Section 902 of the Base Indenture, with respect to the Notes, no amendment or supplemental indenture shall without the consent of the Holders of each Outstanding Note affected thereby:

(i)	reduce the Fundamental Change Purchase Price; or

(ii)	modify the ranking of the Notes in a manner adverse to the Holders of the Notes.

(b) In addition to the past defaults or Events of Default that may not be waived under Section 513 of the Base Indenture, in connection with the Notes, the Holders of at least a majority in aggregate principal amount of Outstanding Notes may not waive under Section 513

(i)	any default or Event of Default arising or resulting from failure by the Company to pay the Fundamental Change Purchase Price; or

(ii)	any default or Event of Default arising or resulting from the failure by the Company to comply with its obligation to convert the Notes upon the exercise of a Holder’s conversion right.

Section 3.06. Modification and Waiver. In addition to those matters set forth in Section 901 of the Base Indenture, with respect to the Notes, without prior notice to, or consent of, any Holder of Notes, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may, pursuant to Section 901 of the Base Indenture as modified hereby, enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any one of the following purposes:

(i)	to cure any ambiguity or correct any inconsistent or otherwise defective provision contained in the Indenture, so long as such action will not materially adversely affect the interests of Holders of the Notes;

(ii)	to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture to evidence and provide for the acceptance of appointment of a successor trustee pursuant to the Indenture (to the extent not already addressed in Section 901 of the Base Indenture);

(iii)	to add guarantees with respect to the Notes;

(iv)	to secure the Notes;

(v)	to increase the Conversion Rate in accordance with the terms of the Notes;

(vi)	to give effect to conversion rights of Holders in accordance with Section 4.05.

(vii)	to make any change that does not materially adversely affect the rights of any Holder of the Notes;

(viii)	to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

(ix)	to comply with the provisions of any clearing agency, clearing corporation or clearing system, the Trustee or the Registrar with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes; or

(x)	to conform the provisions of the Indenture to the “Description of Notes” section in the Final Prospectus Supplement.

Section 3.07. Additional Interest. (a) Notwithstanding anything to the contrary in the Base Indenture, if so elected by the Company, the sole remedy for an Event of Default relating to the failure to comply with Section 703 of the Base Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act shall (i) for the first 90 days after the occurrence of such an Event of Default or failure consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of outstanding Notes and (ii) from the 91st day until the 180th day following the occurrence of such an Event of Default or failure consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of outstanding Notes. If the Company so elects, the additional interest payable under this Section 3.07 shall be payable on all Outstanding Notes from and including the date on which such Event of Default or failure first occurs to, but excluding, the 180th day thereafter, or such earlier date on which such Event of Default or failure has been cured or waived or ceases to exist. On the 181st day after such Event of Default, or failure if such Event of Default or failure has not been cured or waived prior to such 181st day, additional interest payable pursuant to this Section 3.07 will cease to accrue and the Notes will be subject to acceleration as provided in Section 502 of the Base Indenture. If the Company does not elect to pay the additional interest payable pursuant to this Section 3.07 upon an Event of Default or failure in accordance with this paragraph, the Notes will be subject to acceleration as provided in Section 502 of the Base Indenture. Any additional interest payable pursuant to this Section 3.07 will be payable at the same time, in the same manner and to the same persons as regular interest is payable pursuant to Section 2.05.

(b) In order to elect to pay the Additional Interest payable pursuant to Section 3.07(a) as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with Section 703 of the Base Indenture or the requirements of Section 314(a)(1) of the Trust Indenture Act, the Company must (i) notify all record Holders, the Trustee and Paying Agent of such election before the Close of Business on the date on which such Event of Default or failure first occurs and on or before the Close of Business on the 91st day after the date on which such Event of Default or failure first occurs, as applicable. Upon the failure to timely give all Holders, the Trustee and Paying Agent such notice, the Notes will be immediately subject to acceleration as provided in Section 502 of the Base Indenture.

Section 3.08. Satisfaction and Discharge of Indenture. Section 401 of the Base Indenture shall not apply to the Notes. At any time after all Outstanding Notes have become due and payable, whether at Stated Maturity or upon a purchase following a Fundamental Change pursuant to Article 5, and any pending conversions have been completed (including delivery of all shares of Common Stock or Reference Property, if any, deliverable pursuant to such conversions in accordance with Section 4.03), then the Indenture shall cease to be of further effect with respect to the Notes when (a) the Company delivers to the Trustee all Outstanding Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) for cancellation, or (b) the Company irrevocably deposits with the Trustee money sufficient to pay at Stated Maturity or upon purchase following a Fundamental Change of all Outstanding Notes, including interest thereon to but excluding, the Stated Maturity or Fundamental Change Purchase Date (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered), and in each such case the Company pays all other sums payable hereunder by the Company. The Trustee, on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as required by Section 102 of the Base Indenture and at the reasonable cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging the Indenture with respect to the Notes; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with the Indenture or the Notes.

Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the obligations of the Company to the Trustee and any predecessor Trustee under Section 606 of the Base Indenture, the obligations of the Company to any Authenticating Agent under Section 615 of the Base Indenture and, if money shall have been deposited with the Trustee, the obligations of the Trustee under Section 402 of the Base Indenture and the second paragraph of Section 605 of the Base Indenture shall survive with the respect to the Notes.

Section 3.09. Unconditional Right of Holders to Enforce Conversion Rights. Notwithstanding any other provision in the Indenture, the Holder of any Note shall have the right which is absolute and unconditional to enforce, and institute and maintain any proceeding to enforce, its rights of conversion provided in this First Supplemental Indenture and the Notes.

ARTICLE 4

CONVERSION

Section 4.01. Right to Convert.

(a) Subject to and upon compliance with the provisions of this First Supplemental Indenture, each Holder shall have the right, at such Holder’s option, at any time prior to the Close of Business on the Business Day immediately preceding the Stated Maturity, to convert the principal amount of any Notes, or any portion of such principal amount which is $1,000 or a multiple thereof, into Common Stock, at the Conversion Rate; provided that the amount not so converted is in a minimum principal amount of $2,000. The Conversion Rate is subject to adjustment by the Company as provided in Section 4.04.

(b) If a Holder of Notes has submitted Notes for purchase under Section 5.01, the Holder may convert such Notes only if the Holder first withdraws its Fundamental Change Purchase Notice pursuant to Section 5.02.

Section 4.02. Conversion Procedure.

(a) In order to exercise the conversion right with respect to any Note, the Holder of any such Note to be converted, in whole or in part, shall:

(i) complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or a facsimile of the Conversion Notice and deliver such notice, which is irrevocable, to the Conversion Agent;

(ii) surrender the Note to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents,

(iv) if required, pay any transfer or similar tax; and

(v) if required, pay funds equal to interest payable on the next Interest Payment Date to the extent required by Section 4.03(a).

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”

In order to exercise the conversion right with respect to a beneficial interest in a Global Note held through the facilities of the Depositary, the owner of the beneficial interest must comply with the requirements of Section 4.02(a)(iv) and (v) and comply with the applicable procedures of the Depositary for converting a beneficial interest in a Global Note.

(b) Each conversion shall be deemed to have been effected as to any Note (or portion thereof) on the date on which the requirements set forth above in Section 4.01(a) have been satisfied as to such Note (or portion thereof); and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become as of the relevant Conversion Date the holder of record of the shares of Common Stock represented thereby.

(c) No later than on the third Business Day immediately following the Conversion Date, the Company shall deliver to the Holder at the office of the Conversion Agent, a certificate or certificates representing the shares of Common Stock issuable in respect of such conversion in accordance with the provisions of this Article 4. In case any Note that is not a Global Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Note so surrendered, without charge to the Holder, a new Note in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note. Upon partial conversion of a Global Note, the Trustee (or other Conversion Agent appointed by the Company) shall make a notation on such Global Note as to the reduction in the principal amount represented thereby.

(d) The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

Section 4.03. Accrued Interest and Fractional Shares upon Conversion.

(a) Upon conversion, Holders shall not receive any separate cash payment for accrued and unpaid interest, except as described in this Section 4.03(a). If Notes are converted after the Close of Business on a Regular Record Date for the payment of interest, Holders of such Notes at the Close of Business on such Regular Record Date will receive the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the Close of Business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on such Interest Payment Date for the Notes so converted; provided that no such payment need be made (i) for conversions following the Regular Record Date immediately preceding the Stated Maturity; (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(b) The Company shall not issue fractional shares upon conversion of the Notes. Instead, the Company will increase the number of shares of Common Stock issuable upon conversion to the next whole share. If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.

(c) By delivery to the Holder of the full number of shares of Common Stock issuable upon conversion, the Company will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and all accrued and unpaid interest to, but not including, the Conversion Date. Upon conversion of the Notes, all accrued and unpaid interest to, but not including, the Conversion Date will be deemed to be paid in full rather than canceled, extinguished or forfeited, unless such conversion occurs between a Regular Record Date and the Interest Payment Date to which it relates, in which case such payment shall be made to the Holder of the converted Notes as of the Close of Business on the Regular Record Date.

Section 4.04. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs as described below, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate, at the same time as holders of the Common Stock, as a result of holding the Notes, in any of the transactions described in this Section 4.04 without having to convert their Notes as if such Holders held the number of shares of Common Stock issuable upon conversion of their Notes. For the purpose of this Section 4.04, “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

(a) If the Company issues exclusively shares of Common Stock as a dividend or distribution on the Common Stock, or the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Record Date of such dividend or distribution, or immediately prior to the effective date of such share split or combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after such Record Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such Record Date or effective date, as applicable; and

OS1	=	the number of the shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Such adjustment shall become effective immediately after the Record Date for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 4.04(a) is declared that results in an adjustment pursuant to this Section 4.04(a) but is not so paid or made, or the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, or to effect such split or combination to the Conversion Rate that would then be in effect if such dividend, distribution or share split or share combination had not been declared or announced.

(b) If the Company distributes to all or substantially all Holders of the Common Stock any rights or warrants entitling them for a period of not more than 45 calendar days after the date of such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Record Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such distribution.

Such adjustment shall be successively made whenever any such rights or warrants are distributed and shall become effective immediately after the Record Date for such distribution. If such rights or warrants are not so issued, the Conversion Rate will remain the Conversion Rate that would then be in effect if such Record Date for such distribution had not been fixed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

For purposes of this clause (b), in determining whether any rights or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding

(i) dividends or distributions and rights or warrants described in Section 4.04(a) or Section 4.04(b) or Section 4.04(e);

(ii) rights issued pursuant to a stockholder rights plan unless the rights have separated from the Common Stock under the terms of any such plan;

(iii) dividends or distributions paid exclusively in cash, including as described in Section 4.04(d); and

(iv) dividends or distributions in connection with a Merger Event, provided that any such dividend or distribution becomes Reference Property upon such transaction as described in Section 4.05; and

(v) Spin-Offs to which the provisions set forth below in this Section 4.04(c) apply;

then the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after such Record Date;

SP0	=	the average of the Last Reported Sale Prices over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Record Date for such distribution, provided that if the Record Date for such distribution is after the Ex-Dividend Date for such distribution then the 10 consecutive Trading Day period used to calculate SP0 shall end on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the Fair Market Value (as determined by the Company’s Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, warrants or securities distributed with respect to each outstanding share of Common Stock on the last day of the 10 consecutive Trading Day period used to calculate SP0 for such distribution.

provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Notes shall receive on the date on which the distributed property is distributed to Holders of the

Common Stock the amount of distributed property such Holder would have received had such Holder owned the number of shares of Common Stock issuable upon conversion of the Notes held by such Holder on the record date for such distribution; provided further that if the Company’s Board of Directors determines “FMV” for purposes of the foregoing adjustment by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the Last Reported Sale Prices over the ten consecutive Trading Day period used to calculate SP0 for such distribution.

Such adjustment shall become effective immediately after the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 4.04(c) where there has been a payment of a dividend or other distribution on Common Stock in shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Company or other business unit ( “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the last reported sale prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first ten consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off (the “Valuation Period”), where such last reported sale prices are determined pursuant to the definition of “Last Reported Sale Price” in Section 1.01 as if such Capital Stock or similar equity interest were Common Stock; and

MP0	=	the average of the Last Reported Sale Prices over the Valuation Period.

Such adjustment to the Conversion Rate shall become effective on the last day of the Valuation Period; provided that in respect of any conversion during the Valuation Period, references within this clause (c) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date in determining the Conversion Rate.

(d) If the Company pays any cash dividend or other distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Record Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price on (a) the Trading Day immediately preceding the Record Date for such dividend or distribution or (b) if the Record Date for such dividend or distribution is after the Ex-Dividend Date for such dividend or distribution, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment to the Conversion Rate shall become effective immediately after the Record Date for such dividend or distribution; provided that if “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder of Notes shall receive on the date on which the cash dividend or distribution is distributed to holders of the Common Stock the amount of cash such Holder would have received had such Holder owned the number of shares of Common Stock issuable upon conversion of the Notes held by such Holder on the record date for such cash dividend or distribution. If such dividend or distribution results in an adjustment to the Conversion Rate under this clause (d) and such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) If the Company or any Subsidiary of the Company makes a payment in respect of a tender offer or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

Such adjustment to the Conversion Rate under this clause (e) shall occur at the open of business on the Trading Day next succeeding the Expiration Date; provided that in respect of any conversion within 10 Trading Days immediately following, and including, the Expiration Date of any tender or exchange offer, references with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate.

(f) If the application of the formulas provided in Section 4.04(a), Section 4.04(b), Section 4.04(c), Section 4.04(d), or Section 4.04(e) would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made (other than as a result of a reverse share split or share combination). In addition, provided that the Company has not increased the par value per share of Common Stock, the Company shall not be required to adjust the Conversion Rate to the extent that such adjustment would reduce the Conversion Price below the par value per share of Common Stock.

(g) The Company is permitted, to the extent permitted by law and the rules of The Nasdaq Global Select Market or any other securities exchange on which the Common Stock is then listed, to increase the Conversion Rate of the Notes by any amount for a period of at least 20 business days if the Company’s Board of Directors determines that such increase would be in the Company’s best interest. The Company may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

(h) Except as described in this Section 4.04 or in Section 4.07, the Company will not adjust the Conversion Rate. Without limiting the foregoing, the Conversion Rate will not be adjusted, among other things:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of the Company, or assumed by the Company, or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause (ii) and outstanding as of the first date the Notes were issued under the Indenture;

(iv) for a change in the par value of Common Stock; or

(v) for accrued and unpaid interest.

(i) Adjustments to the Conversion Rate under this Article 4 shall be calculated to the nearest one ten-thousandth (1/10,000th) of a share. The Company shall not be required to make an adjustment in the Conversion Rate unless such adjustment would require a change of at least 1% in the Conversion Rate. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate and the Company shall make such adjustment, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes and otherwise (b)(1) on the Conversion Date for any Notes or (2) on any Fundamental Change or Make-Whole Fundamental Change effective date, unless such adjustment has already been made. If the Company adjusts the Conversion Rate pursuant to this Article 4, the Company shall issue a press release containing the relevant information and make this information available on the Company’s website or through another public medium as the Company may use at that time.

(j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment became effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at such Holder’s last address appearing on the list of Holders provided for in the register of the Notes maintained by the Registrar, within 20 days after execution of such certificate. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 4.05. Recapitalizations, Reclassifications and Changes of Shares of Common Stock. In the case of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger or combination involving the Company, (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its Subsidiaries substantially as an entirety or (iv) any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, from and after the effective date of the transaction, Holders of the Notes then Outstanding will be entitled to convert those Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a Note would have owned or been entitled to receive upon such Merger Event (the “Reference Property”) had the Holder converted the Notes held by such Holder into Common Stock immediately prior to such transaction. In such a case, any increase in the Conversion Rate by the Additional Shares as provided under Section 4.07 below shall not be payable in Additional Shares of Common Stock, but will represent a right to receive the aggregate amount of cash, securities or other property into which the Additional Shares would convert in the transaction from the surviving entity (or a direct or indirect parent thereof). If such Merger Event causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the Holders of the Common Stock that affirmatively make such an election. If such Merger Event also constitutes a Fundamental Change, a Holder may require the Company to repurchase all or a portion of its Notes as provided in Section 5.01. The Company shall not become a party to a transaction unless its terms are consistent with the foregoing. The provisions of this Section shall similarly apply to successive Merger Events. If this Section 4.05 applies to any event or occurrence, Section 4.04 shall not apply.

Section 4.06. Adjustments of Last Reported Sales Prices. Whenever any provision of this First Supplemental Indenture requires a calculation of the Last Reported Sale Prices over a span of multiple days, the Company will make appropriate adjustments to preserve the economic interests of the Holders to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the effective date, the Ex-Dividend Date or the Record Date of the event occurs, at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the Conversion Rate.

Section 4.07. Adjustment to Shares Delivered upon Conversion upon a Fundamental Change. (a) If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under certain circumstances, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”) as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the notice of conversion of the Notes is received by the Conversion Agent from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date, or, in the case of a Make-Whole Fundamental Change that does not also constitute a Fundamental Change, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change. The Company shall notify Holders and the Trustee of the Effective Date of such Make-Whole Fundamental Change and issue a press release announcing the Effective Date no later than five Business Days after such Effective Date.

(b) The number of Additional Shares by which the Conversion Rate will be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed paid) per share of Common Stock in the Make-Whole Fundamental Change. If the holders of Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Price of the Common Stock over the five Trading-Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change.

(c) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the stock price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner, and at the same time, as the Conversion Rate as set forth in Section 4.04.

(d) The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(i) If the Stock Price is between two adjacent Stock Price amounts in the table or the Effective Date is between two adjacent Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

(ii) If the Stock Price is greater than $40.00 per share (subject to adjustment in the same manner as the Stock Prices as set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

(iii) If the Stock Price is less than $4.15 per share (subject to adjustment in the same manner as the Stock Prices as set forth in the column headings of the table in Schedule A), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate exceed 240.9639 per $1,000 principal amount of Notes, subject to adjustments in the same manner, and at the same time, as the Conversion Rate as set forth in Section 4.04.

(e) If a Holder of Notes elects to convert its Notes prior to the Effective Date of any Make-Whole Fundamental Change, such Holder shall not be entitled to an increased Conversion Rate in connection with such conversion.

Section 4.08. Taxes on Shares Issued. Any issue of share certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and the Company shall not be required to issue or deliver any such share certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 4.09. Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient Common Stock to provide for the conversion of the Notes, including any Additional Shares, from time to time as such Notes are presented for conversion.

Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

The Company covenants that all shares of Common Stock that may be issued upon conversion of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any lien or adverse claim.

The Company shall use its reasonable efforts to list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.

Section 4.10. Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not at anytime be under any duty or responsibility to any Holder to determine if a Make-Whole Fundamental Change or a Fundamental Change has occurred. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any Notes or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any Common Stock or share certificates or other Notes or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4.

Section 4.11. Notice to Holders Prior to Certain Actions. In case:

(a) the Company shall declare a dividend (or any other distribution) on Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 4.04; or

(b) the Company shall authorize the granting to the holders of all or substantially all of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(c) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

(d) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required; or

(e) of the sale, lease or transfer of all or substantially all of the assets of the Company; or

(f) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Significant Subsidiaries;

then, in each case, the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at such Holder’s address appearing on the list of Holders provided for in the register of the Notes maintained by the Registrar, as promptly as practicable but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 4.12. Stockholder Rights Plan. Each share of Common Stock issued upon conversion of Notes pursuant to this Article 4 shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the shares of Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any stockholder rights agreement adopted by the Company, as any such agreement may be amended from time to time. Notwithstanding the foregoing, if prior to any conversion such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement, the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed to all Holders of the Common Stock, shares of the Company’s Capital Stock, evidences of indebtedness, assets, property, rights or warrants as described in Section 4.04(c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion, in addition to shares of Common Stock, the rights described therein with respect to such Common Stock (unless such rights or warrants have separated from the Common Stock) shall not constitute a distribution of rights or warrants that would entitle the Holder to an adjustment to the Conversion Rate.

Section 4.13. Company Determination Final. Any determination that the Company or its Board of Directors must make pursuant to this Article 4 shall be conclusive if made in good faith, absent manifest error.

ARTICLE 5

PURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

Section 5.01. Purchase at Option of Holders upon a Fundamental Change.

(a) General. If a Fundamental Change occurs at any time prior to the Stated Maturity of the Notes, then each Holder shall have the right, at such Holder’s option, to require the Company to purchase any or all of such Holder’s Notes or any portion thereof that is equal to $1,000 or a multiple of $1,000 principal amount in excess thereof; provided that the portion not so purchased is in a minimum principal amount of $2,000, on a Business Day specified by the Company that is no earlier than the 20th and not later than the 35th calendar day following the date of the Fundamental Change Company Notice (as defined below), subject to extension to comply with applicable law (the “Fundamental Change Purchase Date”), at a purchase price to be paid in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided that if the Fundamental Change Purchase Date is between a Regular Record Date and the Interest Payment Date to which it relates, the Company will instead pay such accrued and unpaid interest to the Holder of record as of the corresponding Regular Record Date.

Purchases of Notes under this Section 5.01 shall be made upon:

(i) delivery to the Trustee (or other Paying Agent appointed by the Company) of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form entitled “Form of Fundamental Change Purchase Notice” set forth on the reverse of the Note on or prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with applicable law, which must specify:

(A) the certificate number of the Holder’s Notes to be delivered for purchase (or if the Holder’s Notes are Global Notes, such Holder’s notice must comply with the appropriate procedures of the Depositary);

(B) the portion of the principal amount of the Holder’s Notes to be purchased, which must be $1,000 or a multiple thereof, provided the portion not to be purchased is in a minimum principal amount of $2,000; and

(C) that the Holder’s Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this First Supplemental Indenture; and

(ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Fundamental Change Purchase Notice (together with all necessary endorsements and compliance with the appropriate procedures of the Depositary) at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor; provided that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 5.01 only if the Notes so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Fundamental Change Purchase Notice.

Any purchase by the Company contemplated pursuant to the provisions of this Section 5.01 shall be consummated by the delivery of the Fundamental Change Purchase Price to be received by the Holder promptly following the later of (i) the Fundamental Change Purchase Date and (ii) the time of the book-entry transfer or delivery of the Notes.

If a Note is to be purchased only in part under this Section 5.01, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased. If a Global Note is purchased in part under this Section 5.01, instead of exchanging a new Note or Notes for the portion of the Global Note which is not purchased, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Note, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee or the custodian for the Global Note, at the direction of the Trustee, to reflect such reduction.

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice.

(b) Fundamental Change Company Notice. On or before the 20th day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of record of the Notes and the Trustee and Paying Agent a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such mailing shall be by first class mail. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish a notice containing the information included therein once in a newspaper of general circulation in New York City or publish such information on the Company’s website or through such other public medium as the Company may use at such time.

Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the purchase right;

(iv) the Fundamental Change Purchase Price;

(v) the Fundamental Change Purchase Date;

(vi) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(vii) the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws its Fundamental Change Purchase Notice in accordance with the terms of the Indenture; and

(ix) the procedures that Holders must follow to require the Company to purchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit any Holder’s purchase rights or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 5.01.

(c) No Payment During Acceleration. Notwithstanding the foregoing, no Notes may be purchased by the Company at the option of the Holders pursuant to this Section 5.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date.

Section 5.02. Withdrawal of Fundamental Change Purchase Notice. (a) A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Trustee (or other Paying Agent appointed by the Company) at any time prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, specifying:

(i) the principal amount of the withdrawn Note;

(ii) the certificate number, if any, of the withdrawn Note (or if the Holder’s Notes are Global Notes, such Holder’s notice must comply with the appropriate procedures of the Depositary); and

(iii) the principal amount, if any, of such Note which remains subject to the original Fundamental Change Purchase Notice.

(b) The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any written notice of withdrawal under Section 5.02(a).

Section 5.03. Deposit of Fundamental Change Purchase Price. Prior to 10:00 a.m. (local time in New York City) on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee (or other Paying Agent appointed by the Company) (or, if the Company or a Subsidiary of the Company or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust) an amount of money (in immediately available funds if deposited on such Fundamental Change Purchase Date) sufficient to pay the Fundamental

Change Purchase Price, of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Trustee or other Paying Agent appointed by the Company holds money sufficient to pay the Fundamental Change Purchase Price of any Note for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this First Supplemental Indenture on or prior to the Close of Business on the second Business Day following the Fundamental Change Purchase Date, then the following shall occur: (a) any such Note will cease to be outstanding and interest will cease to accrue thereon on the Fundamental Change Purchase Date (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent) and (b) all other rights of the Holder in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price and previously accrued and unpaid interest upon delivery or transfer of such Note).

Section 5.04. Covenant to Comply with Securities Laws upon Purchase of Notes. In connection with any offer to purchase Notes under Section 5.01 to the extent required by applicable law, the Company shall (i) comply with Rule 13e-4 and Rule 14e-1 under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and (iii) otherwise comply with all federal and state securities laws so that any offer to purchase Notes from Holders required under Section 5.01 may be made in the manner specified in Section 5.01.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Integral Part. This First Supplemental Indenture constitutes an integral part of the Base Indenture with respect to the Notes and not to any other series of Securities issued under the Base Indenture.

Section 6.02. Adoption, Ratification And Confirmation. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Indenture is inconsistent herewith.

Section 6.03. Incorporation of Trust Indenture Act. The provisions of the Trust Indenture Act applicable to indentures qualified under the Trust Indenture Act are hereby incorporated into the Indenture and shall be deemed applicable regardless of whether or not the Indenture is so qualified.

Section 6.04. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with another provision which is required to be included in the Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

Section 6.05. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6.06. Successors. All agreements of the Company in the Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 6.07. Execution in Counterparts. This First Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.08. Acceptance by Trustee. The Trustee accepts the amendments to the Base Indenture effected by this First Supplemental Indenture and agrees to execute the trusts created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this First Supplemental Indenture and the Base Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and except as provided in the Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this First Supplemental Indenture and the Trustee makes no representation with respect thereto.

Section 6.09. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 6.10. Severability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 6.11. Calculations. The Company (or its agents) will be responsible for making all calculations and determinations called for under the Indenture or the Notes, including, without limitation, determinations of the Last Reported Sales Price, accrued interest payable on the Notes and the Conversion Rate. The Company (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations and determinations will be final and binding on Holders. The Company (or its agents) upon request will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

PHOTRONICS, INC.

By:	/s/ Richelle Burr
Name:	Richelle Burr
Title:	Vice President, Associate General Counsel

[Trustee Signature Follows]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Peter M. Murphy
Authorized Signatory

SCHEDULE A

The following table sets forth the number of Additional Shares to be received per $1,000 principal amount of Notes for each Stock Price and Effective Date set forth below:

	Stock Price
Effective Date	$4.15	$4.25	$4.50	$5.00	$5.50	$6.00	$7.00	$8.00	$10.00	$12.50	$15.00	$20.00	$30.00	$40.00
September 16, 2009	44.2587	43.2173	40.8163	36.7347	33.3952	30.6122	26.2391	22.9592	17.7469	13.4519	10.7221	7.4089	4.1752	2.6033
October 1, 2010	44.2587	43.2173	40.8163	36.7347	33.3952	30.0701	24.0055	19.9656	14.9390	11.3132	9.0307	6.2640	3.5505	2.2196
October 1, 2011	44.2587	43.2173	40.8163	34.8760	29.2912	25.1646	19.5936	16.0735	11.9097	9.0162	7.2160	5.0329	2.8787	1.8126
October 1, 2012	44.2587	43.1695	37.5493	29.1659	23.4349	19.4279	14.4284	11.5632	8.4672	6.4297	5.1701	3.6310	2.1007	1.3375
October 1, 2013	44.2587	38.8060	31.8294	21.9295	15.7650	11.9273	7.9299	6.1294	4.5045	3.4693	2.8082	1.9854	1.1629	0.7516
October 1, 2014	44.2587	38.5889	25.5170	3.2948	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

ANNEX A

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (THE DEPOSITARY, WHICH TERM INCLUDES ANY SUCCESSOR DEPOSITARY FOR THE CERTIFICATES) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREIN IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

PHOTRONICS, INC.

5.50% CONVERTIBLE SENIOR NOTE DUE 2014

	CUSIP:	719405 AF9
No. [ ]		$ [ ]

Photronics, Inc., a Connecticut corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO., or its registered assigns]2, the principal sum of [            ] DOLLARS], [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]3 on October 1, 2014 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on April 1 and October 1 of each year, commencing April 1, 2010, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 5.50%, from the most recent Interest Payment Date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from September 16, 2009 until payment of said principal sum has been made or duly provided for. Except as otherwise provided in the Indenture, the interest payable on the Note pursuant to the Indenture on any Interest Payment Date will be paid to the

[1]	Use bracketed language for a Global Note.
[2]	Use bracketed language for a Global Note.
[3]	Use bracketed language for a Global Note.

Person entitled thereto as it appears in the Security Register at the Close of Business on the Regular Record Date, which shall be the March 15 or September 15 (whether or not a Business Day) next preceding such Interest Payment Date, as provided in the Indenture; provided that any such interest not punctually paid or duly provided for shall be payable as provided in the Indenture. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months and shall be payable in the manner and to the Persons as provided in the Indenture.

Payments of principal and, to the extent permitted by applicable law, interest on the Note that are not made when due will accrue interest at the rate of 5.50% per annum from the required payment date. Such interest shall be payable on demand.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with, and governed by, the laws of the State of New York.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

PHOTRONICS, INC.

By:	/s/ Richelle Burr
Name:	Richelle Burr
Title:	Vice President, Associate General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series issued under the Indenture.

Dated:	September 16, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Peter M. Murphy
Authorized Signatory

[FORM OF REVERSE OF NOTE]

PHOTRONICS, INC.

5.50% CONVERTIBLE SENIOR NOTE DUE 2014

This Note is one of a duly authorized issue of a series of Securities of the Company, designated as its 5.50% Convertible Senior Notes Due 2014 (herein called the “Notes”), issued and to be issued under and pursuant to an Indenture dated as of September 16, 2009 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of September 16, 2009 (the “First Supplemental Indenture”); and the Base Indenture, as so amended and supplemented, herein called the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. Upon due presentment for registration of transfer of this Note at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange thereof, subject to the limitations provided in the Indenture, without charge except for any tax, assessment or other governmental charge imposed in connection therewith.

The Notes are not subject to redemption or any sinking fund.

If a Fundamental Change occurs at any time prior to the Stated Maturity, the Holders of Notes, at their option, can require the Company to purchase all or a portion of their Notes on a Fundamental Change Purchase Date in accordance with the terms of the Indenture.

The Notes shall be convertible at the option of the Holders thereof prior to the Close of Business on the Business Day immediately preceding the Stated Maturity into shares of Common Stock as set forth in the Indenture.

The Conversion Rate of the Notes shall be adjusted as provided in the Indenture upon the occurrence of certain specified events.

Subject to the provisions of the Indenture, if a Holder elects to convert Notes in connection with a Make-Whole Fundamental Change that occurs prior to October 1, 2014, the Company will, under certain circumstances, increase the number of shares of Common Stock issuable upon conversion of the Notes by a number of Additional Shares as set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Security Registrar may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or any Security Registrar) for the purpose of receiving payment hereof, or on account hereof, for the conversion hereof and for all other purposes, and neither the Company nor the Trustee nor any other authenticating agent nor any Paying Agent nor other Conversion Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, satisfy and discharge liability for monies payable on this Note.

Notwithstanding anything to the contrary in other provision of this Indenture, so long as the Notes are in the form of Global Notes, the parties to the Indenture and the Holders of such Notes will be bound at all times by the applicable procedures of the Depositary.

Terms used in this Note and defined in the Indenture are used herein as therein defined.

ABBREVIATIONS

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE4

PHOTRONICS, INC.

5.50% Convertible Senior Note due 2014

No. [    ]

The initial principal amount of this Global Note is $57,500,000. The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[4]	For Global Notes only.

[FORM OF NOTICE OF CONVERSION]

To: PHOTRONICS, INC.

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that the shares of Common Stock issuable and deliverable upon such conversion and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid to the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be converted (if less than all): $ ,000
NOTICE: The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange

Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code) Please print name and address

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To: PHOTRONICS, INC.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Photronics, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after an Interest Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number Principal amount to be purchased (if less than all): $ ,000

NOTICE: The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                                                              hereby sell(s), assign(s) and transfer(s) unto                         (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                         attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 Notes are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.